Exhibit 99.1

Stemline Therapeutics Presents Clinical Update from Ongoing SL-401 Pivotal BPDCN Trial at the American Society of Hematology (ASH) Annual Meeting

NEW YORK, December 7, 2015 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq:STML) announced today the presentation of positive clinical data, including high response rates, from the lead-in and ongoing expansion stage of its SL-401 pivotal trial in blastic plasmacytoid dendritic cell neoplasm (BPDCN) at the 2015 American Society of Hematology (ASH) Annual Meeting. The poster (no. 3795) detailing these data will be available for viewing 10am-6pm ET today and presented this evening, 6pm-8pm ET, at the conference.

The data being presented demonstrate that multiple consecutive cycles of SL-401 produced an 86% (12/14) overall response rate (ORR) in BPDCN, with a 100% (9/9) ORR in first-line BPDCN and a 60% (3/5) ORR in relapsed/refractory BPDCN. There were four complete responses (CR) and four clinical complete responses (CRc) defined as a CR in all non-skin affected organ systems (e.g., bone marrow, lymph nodes, and/or viscera/organs) with marked clearance of gross skin lesions and residual microscopic disease detected by skin biopsy. While response duration data are maturing, of nine evaluable BPDCN responders treated at 12 ug/kg/day, five patients (including two relapsed/refractory patients) remain in remission receiving SL-401 therapy and two additional patients were successfully bridged to stem cell transplant (SCT). Patients continue to be followed for progression free survival (PFS) and overall survival (OS) and median PFS and OS have not been reached. Dosing and safety parameters were developed during the lead-in stage of the study to minimize the risk of severe capillary leak syndrome. Since implementation of these measures, SL-401 at doses of 12 ug/kg/day or below have yielded a manageable safety and tolerability profile as well as high levels of clinical activity. Also, multiple consecutive cycles of SL-401 at 12 ug/kg/day or below was not associated with cumulative side effects. The tables below summarize efficacy and safety observed in the lead-in and initial expansion stage of the ongoing pivotal trial in BPDCN. Patients continue to enroll and additional data will be available throughout 2016.

Naveen Pemmaraju, M.D., Assistant Professor, Department of Leukemia at the University of Texas MD Anderson Cancer Center (Houston, TX), an investigator on the study, commented, “We are seeing remarkable activity to date with SL-401 in BPDCN, which in most cases is a fatal disease of unmet medical need. Importantly, we have also been able to successfully bridge some patients to transplant which, for the most part, has not been possible with existing therapies.” Dr. Pemmaraju continued, “Based on the number of patients enrolled in the lead-in and expansion stage thus far, and those being referred to us now on a regular basis, we are learning that BPDCN may be a much more prevalent disease than previously thought. We look forward to advancing the study forward in relapsed/refractory patients, and believe the drug will play a key role in the upfront setting as well.”

Andrew A. Lane, M.D., Ph.D., Assistant Professor, Medical Oncology at the Dana-Farber Cancer Institute (Boston, MA), an investigator on the study, commented, “The clinical data observed thus far with SL-401 in BPDCN, and reported today at ASH, are exciting and offer a potential new therapeutic approach for patients with this devastating disease for which there are few effective treatment options.” Dr. Lane continued, “We are very pleased to be ongoing contributors to this study, and look forward to helping advance this active and promising agent in BPDCN and potentially other diseases as well.”

Ivan Bergstein, M.D., Stemline’s Chief Executive Officer, stated, “We view today’s clinical data update as a key milestone for our SL-401 program. We are consistently observing high levels of single agent activity in a serious malignancy of unmet medical need.” Dr. Bergstein continued, “We are dedicated to aggressively advancing this promising agent toward potential registration in BPDCN. Additionally, we are actively working to expand SL-401’s clinical potential across a range of additional malignancies.”

Table 1. Overview of SL-401 Clinical Activity in BPDCN

Major objective responses

•                  86% (12/14) ORR in BPDCN (all lines)

•                  100% (9/9) ORR in first-line BPDCN

•                  60% (3/5) ORR in relapsed/refractory (r/r) BPDCN

•                  57% (8/14) CR+CRc rate in BPDCN (all lines); 4 CRs, 4 CRcs

Response duration data maturing

•                  Of 9 evaluable BPDCN responders treated at 12 ug/kg/day:

•                  5 patients, including 2 r/r patients, in remission on SL-401 therapy (ongoing)

•                  2 patients bridged to successful stem cell transplant (SCT)

Dose Group	All doses	12 ug/kg	All Doses	12 ug/kg
Setting	All lines	All lines	First line	r/r
n (total)	15	12	10	5
n (evaluable for response)	14	12	9	5
CR	4	3	4	—
CRc	4	4	4	—
PR	4	3	1	3
Major responses (CR+CRc+PR)	12	10	9	3
CR (%)	29%	25%	44%	—
CR+CRc (%)	57%	58%	89%	—
ORR (%)	86%	83%	100%	60%

Table 2.  Overview of SL-401 Safety in BPDCN

Most common adverse events (AEs) (>15%; treatment-related)

	Treatment-related AEs		All AEs
	All grades	grade >=3(a)	All grades	grade >=3
Transaminase elevation	64%	43%	71%	43%
Hypoalbuminemia	46%	0%	54%	4%
Pyrexia	39%	0%	54%	7%
Nausea	36%	0%	46%	0%
Fatigue	32%	4%	43%	7%
Anemia	29%	25%	39%	29%
Thrombocytopenia	25%	21%	29%	25%
Chills	25%	0%	29%	0%
Decreased appetite	25%	0%	25%	0%
Hypotension	21%	0%	29%	7%
Edema peripheral	21%	0%	25%	0%
Weight increased	18%	0%	25%	0%
Lymphopenia	18%	14%	18%	14%
Capillary leak syndrome (CLS)	18%	11%	18%	11%

Dose levels, DLTs, and adjustments made in Lead-in (Stage 1)

•                  Cohort 1 (7 ug/kg/day): grade 5 CLS (BPDCN); cohort expanded to 6 patients and cleared

•                  Cohort 2 (9 ug/kg/day): no DLTs (n=3 patients); cohort cleared

•                  Cohort 3 (12 ug/kg/day): grade 4 CLS (BPDCN); cohort expanded to 6 patients and cleared

Note: Since implementation of the following safety precautions, severe CLS has not been observed at doses up to 12 ug/kg/day (n >10 patients): normal cardiac ejection fraction (LVEF) required at study entry; albumin of >3.2 g/dL required at study entry; if weight gain >1.5 kg from prior day, SL-401 held for > 1 day until stable; if albumin reduction to <3.0 g/dL or absolute reduction of 1.0 g/dL from pre-cycle baseline, SL-401 withheld for remainder of cycle (but may resume at next cycle); if transaminase elevation >5x ULN, SL-401 withheld for remainder of cycle (but may resume at next cycle).

•                  Cohort 4 (16 ug/kg/day): grade 5 suspected CLS (AML r/r); cohort expanded to 6 patients

•                  Cohort 4 (16 ug/kg/day): grade 3 infusion reaction (AML r/r); DLT in AML (r/r) in this cohort

Dose and schedule determined for expansion (Stage 2)

•                  BPDCN: 12 ug/kg/day (MTD not reached)

•                  AML (r/r): 12 ug/kg/day (MTD)

No cumulative side effects observed at, or below, 12 ug/kg/day after multiple consecutive cycles of SL-401

A copy of this and other poster presentations are available on the Company’s website at www.stemline.com, located in the Scientific Presentations section.

About Stemline Therapeutics

Stemline Therapeutics, Inc. is a clinical stage biopharmaceutical company developing novel oncology therapeutics that target cancer stem cells (CSCs) and tumor bulk. Stemline is developing two clinical stage product candidates, SL-401 and SL-701, and preclinical candidates that include SL-801. SL-401 is a targeted therapy directed to the interleukin-3 receptor (IL-3R) present on CSCs and tumor bulk of a wide range of hematologic cancers. Several multicenter clinical trials with SL-401 are currently open in a variety of indications. Patients are currently being enrolled in the expansion stage of the SL-401 pivotal trial in relapsed/refractory blastic plasmacytoid dendritic cell neoplasm (BPDCN). This follows recent completion of the lead-in stage of this trial that enrolled first-line and relapsed/refractory BPDCN and relapsed/refractory acute myeloid leukemia (AML) patients at escalating doses and confirmed the dose and schedule for the current expansion stage. A previous Phase 1/2 trial with SL-401 demonstrated major responses, including complete responses (CRs), in both first-line and relapsed/refractory BPDCN as well as relapsed/refractory AML. Clinical studies with SL-401 are also open in additional malignancies including AML in CR with minimal residual disease (MRD) and several high-risk myeloproliferative neoplasms (MPN). SL-701, an immunotherapy designed to activate the immune system to attack tumors, is being developed in adult patients with second-line glioblastoma multiforme (GBM). SL-801, a novel oral small molecule reversible inhibitor of XPO1, is currently being advanced toward investigational new drug (IND) filing for clinical development in a variety of solid and hematologic cancers. For more information about Stemline Therapeutics, visit www.stemline.com.

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the success and timing of our clinical trials and preclinical studies for our product candidates, including site initiation, internal review board approval, scientific review committee approval, patient accrual, safety, tolerability and efficacy data observed, and input from regulatory authorities; our plans to develop and commercialize our product candidates; our available cash and investments; our ability to obtain and maintain intellectual property protection for our product candidates; our ability to manufacture; the performance of third-party manufacturers, clinical research organizations, clinical trial sponsors and clinical trial investigators; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

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